                             [ABC Accounting, Inc.]

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

A Stock Company     Home Office Location:  Fort Wayne, Indiana

           Administrator Mailing Address:  The Lincoln National Life Insurance
                                           Company
                                           Corporate Specialty Markets
                                           350 Church Street
                                           Hartford, CT 06103-1106

The Lincoln National Life Insurance Company ("Lincoln Life") agrees to pay the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of the Insured's death during the continuance of the policy. Such payment shall be made as provided under GENERAL PROVISIONS, PAYMENT OF PROCEEDS. Lincoln Life further agrees to pay the Surrender Value to the Owner upon surrender of the policy.

RIGHT TO EXAMINE THE POLICY. The policy may be returned to Lincoln Life, Corporate Specialty Markets, or its representative within 10 days after receipt of the policy (20 days after its receipt where required by law for policies issued in replacement of other insurance). During this period (the "Right-to-Examine Period"), any premium paid will be placed in the Money Market Fund and, if the policy is so returned, it will be deemed void from the Date of Issue and Lincoln Life will refund all premium paid. If the policy is not returned, the premium payment will be processed as set forth in PREMIUM AND REINSTATEMENT PROVISIONS, ALLOCATION OF NET PREMIUM PAYMENTS.

ANY BENEFITS AND VALUES PROVIDED BY THE POLICY BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE DEATH BENEFIT PROCEEDS ON THE DATE OF ISSUE EQUAL THE INITIAL SPECIFIED AMOUNT OF THE POLICY. THEREAFTER, THE DEATH BENEFIT PROCEEDS MAY VARY UNDER THE CONDITIONS DESCRIBED UNDER INSURANCE COVERAGE PROVISIONS.

The policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of the policy. In consideration of the application and the payment of premiums as provided, the policy is executed by Lincoln Life as of the Date of Issue.


          /s/ Cynthia A. Rose                /s/ Jon A. Boscia

               SECRETARY                          PRESIDENT


                                    Registrar

                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

             Non-Participating Variable life insurance payable upon
                     maturity date or death of the Insured.
                            Adjustable Death Benefit.
              Surrender Value payable upon surrender of the policy.
      Flexible premiums payable to when the Insured reaches Policy Age 100.
                Investment results reflected in policy benefits.
              Premium Payments and Supplementary Coverages as shown
                          in the Policy Specifications.

LN935

                            TABLE OF CONTENTS

                                                                                     PAGE
Policy Specifications                                                                 PS

Schedule 1: Expense Charges and Fees                                                 PS1

Schedule 2: Table of Guaranteed Maximum Cost of Insurance Rates Per $1,000           PS2

Schedule 3: Minimum Death Benefit Proceeds as a Percentage of Total Account Value    PS3

Definitions                                                                            1

Premium and Reinstatement Provisions                                                   3

Ownership, Assignment and Beneficiary Provisions                                       4

Variable Account Provisions                                                            5

Policy Values Provisions                                                               6

Transfer Privilege Provision                                                           7

Optional Sub-Account Allocation Programs                                               8

Nonforfeiture and Surrender Value Provisions                                           8

Loan Provisions                                                                        9

Insurance Coverage Provisions                                                         10

General Provisions                                                                    12

Followed by Optional Methods of Settlement and Any Riders.

LN935

                              POLICY SPECIFICATIONS

NAME OF
INSURED      JOHN DOE

POLICY
NUMBER:      I 1 111 000                MAY 1, 2003        DATE OF ISSUE

SEX                   ISSUE AGE         PREMIUM CLASS          UNDERWRITING TYPE
MALE                  35                NONSMOKER              GUARANTEED ISSUE

BENEFICIARY - ABC ACCOUNTING, INC.

OWNER - ABC ACCOUNTING, INC.

PLAN - FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

DEATH BENEFIT OPTION: [ 1 ]

     ACCUMULATED PREMIUM ACCOUNT RATE:  N/A
     ACCUMULATED PREMIUM ACCOUNT MAXIMUM AMOUNT:  N/A


     INITIAL TARGET FACE AMOUNT:                          $200,000
     MINIMUM TARGET FACE AMOUNT:                          $100,000
     MINIMUM ADJUSTMENT FACTOR:                               0.75

INITIAL BASIC POLICY SPECIFIED AMOUNT:                        $150,000
MINIMUM SPECIFIED AMOUNT:                                     $  1,000

     MONTHLY FLAT EXTRAS PER 1,000 OF TARGET FACE AMOUNT : $
     TABLE RATING RISK FACTOR: NONE
     FLAT EXTRA BEGIN DATE:
     FLAT EXTRA END DATE:

MATURITY DATE:                      MAY 1, 2068

INITIAL PLANNED PREMIUM:            $6089.85
INITIAL PREMIUM MODE:               ANNUAL
TARGET PREMIUM:                     $6089.85

     STATE TAX AT ISSUE:      3%
                             ----

MONTHLY DEDUCTION DAY:  THE 1ST DAY OF EACH MONTH

NET PREMIUM INITIAL ALLOCATION PERCENTAGES:
     FIXED ACCOUNT                             100%

INTEREST RATE CHARGED ON LOAN BALANCE ACCOUNT:       3.65% YEARS 1-10; 3.00% THEREAFTER
INTEREST RATE CREDITED TO LOAN COLLATERAL ACCOUNT:   3.00% ALL YEARS

THE PLANNED PREMIUM AMOUNT SHOWN ABOVE MAY NOT CONTINUE THE POLICY INFORCE TO THE MATURITY DATE EVEN IF THIS AMOUNT IS PAID AS SCHEDULED. THE PERIOD FOR WHICH THE POLICY WILL CONTINUE WILL DEPEND ON:

     1)   THE AMOUNT, TIMING AND FREQUENCY OF PREMIUM PAYMENTS;
     2)   CHANGES IN THE SPECIFIED AMOUNT AND THE DEATH BENEFIT OPTIONS;
     3)   CHANGES IN INTEREST CREDITED, FUND PERFORMANCE AND MORTALITY
          DEDUCTIONS;
     4)   DEDUCTIONS FOR RIDERS AND BENEFITS;
     5)   PARTIAL SURRENDERS AND POLICY LOANS.

LN935                                                                         PS

                      SCHEDULE 1: EXPENSE CHARGES AND FEES

PREMIUM LOAD. Lincoln Life will deduct a Premium Load from each premium payment as follows:

                                                               PREMIUM LOAD %
                             PREMIUM LOAD %                     ON PREMIUM IN
             YEAR          TO TARGET PREMIUM               EXCESS OF TARGET AMOUNT
          ----------    -------------------------     ----------------------------------
              1                   4.5%                              0.5%
              2                   4.5%                              0.5%
              3                   3.0%                              0.5%
             4-7                  2.0%                              0.5%
              8+                  1.5%                              0.5%

Lincoln Life may change this charge based on its expectations of future expenses, but is guaranteed not to exceed the following:

                        PREMIUM LOAD PERCENTAGE ON EACH          PREMIUM LOAD PERCENTAGE
                                PREMIUM PAYMENT                  ON EACH PREMIUM PAYMENT
              YEAR             TO TARGET PREMIUM                IN EXCESS OF TARGET AMOUNT
          ----------    ---------------------------------    ---------------------------------
               1                      12.0%                                5.0%
              2-5                      9.0%                                5.0%
               6+                      5.0%                                5.0%

PREMIUM TAX. An amount equal to state and municipal taxes associated with premium received is deducted from each premium payment. State premium tax rates vary by state and currently range from 0% to 5%. Refer to Policy Specifications for Premium Tax at Issue.

MONTHLY ADMINISTRATIVE FEE. A Monthly Deduction is made on each Monthly Anniversary Day from the Total Account Value. (SEE POLICY VALUES PROVISIONS, MONTHLY DEDUCTION.) It includes an administrative fee charge, Cost of Insurance charges and any charges for supplemental riders or optional benefits.

The monthly administrative fee as of the Date of Issue of the policy consists of a fee of $6.00 per month in all Policy Years. Lincoln Life may change this fee after the first Policy Year based on its expectations of future expenses, but is guaranteed not to exceed $10.00 per month.

CHARGES AND FEES ASSOCIATED WITH THE VARIABLE SUB-ACCOUNTS. Lincoln Life imposes a Mortality and Expense risk ("M&E") charge, which is calculated as a percentage of the value of the Variable Sub-Accounts. The M&E charge is deducted from each Variable Sub-Account at the end of each Valuation Period. [ This charge is equal to an annual rate of 0.40% of a Variable Sub-Account's value during Policy Years 1 through 10, 0.20% during Policy Years 11 through 20and 0.10% during the 21st and later Policy Years. ] This charge is guaranteed not to exceed 0.80% in any Policy Year. Fund operating expenses may be deducted by each Fund as set forth in its prospectus.

TRANSFER FEE. Lincoln Life reserves the right to charge a transfer fee of $25 for each transfer request in excess of 24 made during any Policy Year. A single transfer request, made either In Writing or electronically, may consist of multiple transactions. Currently this charge is zero.

LN935                              LC                                        PS1

         SCHEDULE 2: TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES (MONTHLY RATES PER $1,000 OF NET AMOUNT AT RISK)

The monthly Cost of Insurance Rate charged under the policy varies based on the age (nearest birthday), and duration of the person insured, but will not exceed the rates shown in the table below. However, in determining the Guaranteed Maximum Cost of Insurance Rates, Lincoln Life will add the amount of the Flat Extra Monthly Insurance Cost, if any, shown in the POLICY SPECIFICATIONS to the rates below. If the person insured is in a rated premium class, the Guaranteed Maximum Cost of Insurance Rates will be those in the table multiplied by the Risk Factor, if any, shown in the POLICY SPECIFICATIONS. The rates below are based on the 1980 CSO Table (Male Aggregate).

   POLICY AGE        MONTHLY RATE            POLICY AGE         MONTHLY RATE         POLICY AGE      MONTHLY RATE
---------------------------------------- ----------------------------------------- -----------------------------------
       0                0.34833                  35               0.17583                70             3.29250
       1                0.08917                  36               0.18667                71             3.60833
       2                0.08250                  37               0.20000                72             3.97083
       3                0.08167                  38               0.21500                73             4.38667
       4                0.07917                  39               0.23250                74             4.84917
---------------------------------------- ----------------------------------------- -----------------------------------
       5                0.07500                  40               0.25167                75             5.34917
       6                0.07167                  41               0.27417                76             5.87750
       7                0.06667                  42               0.29667                77             6.42667
       8                0.06333                  43               0.32250                78             6.99167
       9                0.06167                  44               0.34917                79             7.58750
---------------------------------------- ----------------------------------------- -----------------------------------
       10               0.06083                  45               0.37917                80             8.23667
       11               0.06417                  46               0.41000                81             8.95667
       12               0.07083                  47               0.44333                82             9.77083
       13               0.08250                  48               0.47833                83            10.68833
       14               0.09583                  49               0.51750                84            11.68750
---------------------------------------- ----------------------------------------- -----------------------------------
       15               0.11083                  50               0.55917                85            12.74583
       16               0.12583                  51               0.60833                86            13.84083
       17               0.13917                  52               0.66333                87            14.96250
       18               0.14833                  53               0.72583                88            16.10583
       19               0.15500                  54               0.79667                89            17.27417
---------------------------------------- ----------------------------------------- -----------------------------------
       20               0.15833                  55               0.87250                90            18.48083
       21               0.15917                  56               0.95500                91            19.74833
       22               0.15750                  57               1.04083                92            21.12083
       23               0.15500                  58               1.13250                93            22.67583
       24               0.15167                  59               1.23083                94            24.65833
---------------------------------------- ----------------------------------------- -----------------------------------
       25               0.14750                  60               1.34000                95            27.49667
       26               0.14417                  61               1.46167                96            32.04583
       27               0.14250                  62               1.59917                97            40.01667
       28               0.14167                  63               1.75500                98            54.83167
       29               0.14250                  64               1.92833                99            83.33333
       30               0.14417                  65               2.11833
---------------------------------------- -----------------------------------------
       31               0.14833                  66               2.32083
       32               0.15250                  67               2.53667
       33               0.15917                  68               2.76583
       34               0.16667                  69               3.01417

LN935                                                                        PS2

                     SCHEDULE 3: CORRIDOR PERCENTAGES TABLE
                            (GUIDELINE PREMIUM TEST)

The formula to determine the Minimum Required Death Benefit, described under item (b) of the INSURANCE COVERAGE PROVISIONS; DEATH BENEFIT, is based on the Insured's age and the applicable percentage of the Total Account Value from the table below:

                POLICY                   APPLICABLE                    POLICY                   APPLICABLE
                 AGE                     PERCENTAGE                     AGE                     PERCENTAGE
             -------------             ---------------              ------------              ---------------
                 0-40                       250%                         70                         115%
                  41                        243                          71                         113
                  42                        236                          72                         111
                  43                        229                          73                         109
                  44                        222                          74                         107
             -------------             ---------------              ------------              ---------------
                  45                        215                          75                         105
                  46                        209                          76                         105
                  47                        203                          77                         105
                  48                        197                          78                         105
                  49                        191                          79                         105
             -------------             ---------------              ------------              ---------------
                  50                        185                          80                         105
                  51                        178                          81                         105
                  52                        171                          82                         105
                  53                        164                          83                         105
                  54                        157                          84                         105
             -------------             ---------------              ------------              ---------------
                  55                        150                          85                         105
                  56                        146                          86                         105
                  57                        142                          87                         105
                  58                        138                          88                         105
                  59                        134                          89                         105
             -------------             ---------------              ------------              ---------------
                  60                        130                          90                         105
                  61                        128                          91                         104
                  62                        126                          92                         103
                  63                        124                          93                         102
                  64                        122                          94                         101
             -------------             ---------------              ------------              ---------------
                  65                        120                          95                         100
                  66                        119                          96                         100
                  67                        118                          97                         100
                  68                        117                          98                         100
                  69                        116                          99                         100
             -------------             ---------------              ------------              ---------------

LN935                               GPT                                      PS3

                     SCHEDULE 3: CORRIDOR PERCENTAGES TABLE
                         (CASH VALUE ACCUMULATION TEST)

The formula to determine the Minimum Required Death Benefit, described under item (b) of the INSURANCE COVERAGE PROVISIONS; DEATH BENEFIT, is based on the Insured's age and the applicable percentage of the Total Account Value from the table below:

             POLICY     APPLICABLE          POLICY     APPLICABLE          POLICY     APPLICABLE
              AGE       PERCENTAGE           AGE       PERCENTAGE           AGE       PERCENTAGE
          ---------------------------    ---------------------------    ---------------------------
               35         397.3%              60         187.4%              85         118.1%
               36         384.3%              61         182.7%              86         116.9%
               37         371.9%              62         178.2%              87         115.8%
               38         359.8%              63         173.9%              88         114.7%
               39         348.3%              64         169.8%              89         113.7%
          ---------------------------    ---------------------------    ---------------------------
               40         337.2%              65         165.8%              90         112.8%
               41         326.5%              66         162.1%              91         111.8%
               42         316.2%              67         158.5%              92         110.8%
               43         306.4%              68         155.2%              93         109.8%
               44         296.9%              69         151.9%              94         108.7%
          ---------------------------    ---------------------------    ---------------------------
               45         287.8%              70         148.8%              95         107.5%
               46         279.0%              71         145.8%              96         106.2%
               47         270.6%              72         143.0%              97         104.8%
               48         262.5%              73         140.3%              98         103.3%
               49         254.8%              74         137.8%              99         102.0%
          ---------------------------    ---------------------------    ---------------------------
               50         247.3%              75         135.5%
               51         240.1%              76         133.2%
               52         233.2%              77         131.2%
               53         226.5%              78         129.2%
               54         220.2%              79         127.4%
          ---------------------------    ---------------------------
               55         214.1%              80         125.6%
               56         208.3%              81         123.9%
               57         202.7%              82         122.3%
               58         197.4%              83         120.8%
               59         192.3%              84         119.4%
          ---------------------------    ---------------------------

LN935                                  CVAT                                  PS3

                                   DEFINITIONS

ADMINISTRATOR MAILING ADDRESS. The Administrator Mailing Address for the policy is indicated on the front cover.

COST OF INSURANCE. SEE POLICY VALUES PROVISIONS, COST OF INSURANCE.

COST OF INSURANCE RATES. This term is defined in SCHEDULE 2.

DATE OF ISSUE. The date from which Policy Years, Policy Anniversaries, and Age are determined. The Date of Issue is shown in the POLICY SPECIFICATIONS.

DEATH BENEFIT. The greater of the Requested Death Benefit and the Minimum Required Death Benefit.

DEATH BENEFIT PROCEEDS. An amount equal to the Death Benefit less any indebtedness.

DUE PROOF OF DEATH. A certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to Lincoln Life.

FIXED ACCOUNT. The account under which principal is guaranteed and interest is credited at a rate of not less than 3% per year. (SEE POLICY VALUES PROVISION, INTEREST CREDITED UNDER FIXED ACCOUNT.) Fixed Account assets are general assets of Lincoln Life and are held in Lincoln Life's general account.

FUND(S). The Funds in the Variable Sub-Account portfolios to which the Owner may allocate Net Premium Payments or transfers and in the shares of which such allocations shall be invested.

FUND GROUP. Each of the open-end management investment companies registered under the 1940 Act, one or more of the portfolios (funds) of which fund the Variable Sub-Accounts.

GRACE PERIOD. SEE PREMIUM AND REINSTATEMENT PROVISIONS, GRACE PERIOD.

HOME OFFICE. The term "Home Office" means The Lincoln National Life Insurance Company.

IN WRITING. With respect to any notice to Lincoln Life, this term means a written form satisfactory to Lincoln Life and received at the Administrator Mailing Address. With respect to any notice by Lincoln Life to the Owner, any assignee or other person, this term means written notice by ordinary mail to such person at the most recent address in Lincoln Life's records.

INDEBTEDNESS.  See LOAN PROVISIONS, INDEBTEDNESS.

INSURANCE QUALIFICATION METHOD. A Policy must satisfy one of two testing methods (Guideline Premium Test or the Cash Value Accumulation Test) to qualify as a life insurance contract for tax purposes under Section 7702 of the Internal Revenue Code. (see SCHEDULE 3). The testing method is selected by the Owner at the time of issue and is irrevocable.

ISSUE AGE. The age of the Insured at her or his nearest birthday on the Date of Issue.

LOAN BALANCE. The amount of all outstanding policy loans and any due and unpaid interest.

LOAN COLLATERAL ACCOUNT. When a loan is taken, an amount equal to the loan is transferred from the Variable Sub-Accounts and the Fixed Account on a proportional basis, unless otherwise indicated, to this account. The Loan Collateral Account is part of Lincoln Life's general account.

LN935                                                                     PAGE 1

MATURITY DATE. The Policy Anniversary upon attainment of Policy Age 100.

MINIMUM REQUIRED DEATH BENEFIT. An amount determined by Lincoln Life equal to that required by the Internal Revenue Code and is based upon the Insurance Qualification Method selected at issue to maintain the contract as a life insurance policy (See SCHEDULE 3).

MONTHLY ANNIVERSARY DAY. The Day of the month, as shown in the POLICY SPECIFICATIONS, when Lincoln Life makes the Monthly Deduction, or the next Valuation Day if that day is not a Valuation Day or is nonexistent for that month.

MONTHLY DEDUCTION. The Monthly Deduction is made from the Net Total Account Value. This deduction includes the Cost of Insurance, an administrative expense charge and charges for supplemental riders or benefits, if applicable. (SEE POLICY VALUES PROVISIONS, MONTHLY DEDUCTION.) The first Monthly Deduction is made as of the Date of Issue. Monthly Deductions occur thereafter on each Monthly Anniversary Day.

MORTALITY AND EXPENSE RISK (M&E) RATE. A daily fee assessed by Lincoln Life as a percentage of the value of the Variable Sub-Accounts for its assumption of mortality and expense risks. The M&E Rate is specified in SCHEDULE 1.

NET TOTAL ACCOUNT VALUE.  The Total Account Value less the Loan Balance.

NET PREMIUM PAYMENT. The portion of a premium payment, after deduction of the Premium Load as specified in SCHEDULE 1, available for allocation to the Fixed Account and Variable Sub-Accounts.

1940 ACT. The Investment Company Act of 1940, as amended.

NYSE. New York Stock Exchange.

POLICY AGE. The Issue Age increased by the number of completed Policy Years.

POLICY ANNIVERSARY. The day of the year the policy was issued, or the next Valuation Day if that day is not a Valuation Day or is nonexistent for that year.

POLICY YEAR. Each twelve-month period, beginning on the Date of Issue, during which the policy is in effect.

REQUESTED DEATH BENEFIT. The Requested Death Benefit is an amount equal to the Specified Amount plus an amount, if any, determined by the Death Benefit Option. (SEE INSURANCE COVERAGE PROVISIONS, REQUESTED DEATH BENEFIT).

RIGHT-TO-EXAMINE PERIOD. SEE RIGHT TO EXAMINE THE POLICY, on the front cover of the policy.

SEC.  The Securities and Exchange Commission.

SPECIFIED AMOUNT. The Specified Amount is shown in the Policy Specifications or in subsequent Policy Specifications, if later changed. The Specified Amount is chosen by the Owner and used in determining the amount of the Death Benefit Proceeds. It may be increased or decreased as described in INSURANCE COVERAGE PROVISIONS; CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTIONS.

SURRENDER VALUE. SEE NONFORFEITURE AND SURRENDER VALUE PROVISIONS, SURRENDER VALUE.

TOTAL ACCOUNT VALUE. See POLICY VALUE PROVISION, TOTAL ACCOUNT VALUE.

LN935                                                                     Page 2

VALUATION DAY. Any day on which the NYSE is open for business, except a day during which trading on the NYSE is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law.

VALUATION PERIOD. The period beginning immediately after the close of business on a Valuation Day and ending at the close of business on the next Valuation Day.

VARIABLE ACCOUNT. The Lincoln Life Flexible Premium Variable Life Account [ S ] consisting of all Variable Sub-Account(s) invested in shares of the Fund(s). Variable Account assets are Separate Account assets of Lincoln Life, the investment performance of which is kept separate from that of the general assets of Lincoln Life. Variable Account assets are not chargeable with the general liabilities of Lincoln Life.

VARIABLE ACCUMULATION UNIT. A unit of measure used to calculate the value of each Variable Sub-Account.

                      PREMIUM AND REINSTATEMENT PROVISIONS

PREMIUMS. The initial premium must be paid for coverage to be effective (SEE INSURANCE COVERAGE PROVISIONS, DATE OF COVERAGE). Additional premium may be paid, with the consent of Lincoln Life and subject to the requirements under ADDITIONAL PREMIUMS, at any time before the Insured reaches Policy Age 100. There is no minimum premium requirement. However, the policy will lapse subject to the terms set forth in the GRACE PERIOD if the Total Account Value is insufficient to pay a Monthly Deduction.

PAYMENT OF PREMIUM. The initial premium is payable at the Administrator Mailing Address or to an authorized representative of Lincoln Life. All subsequent premium payments are payable at the Administrator Mailing Address.

PLANNED PREMIUM. If the Owner chooses to make periodic premium payments, Lincoln Life shall send premium reminder notices In Writing for the amounts and with the frequency elected by the Owner. Changes in the amounts or frequency of such payments will be subject to the consent of Lincoln Life.

ADDITIONAL PREMIUM. In addition to any planned premium, it is possible to make additional premium payments of no less than $100 at any time before the Insured reaches Policy Age 100. Lincoln Life reserves the right to limit the amount or frequency of any such additional premium payments. If a payment of additional premium would cause the policy to cease to qualify as insurance for federal income tax purposes, Lincoln Life may reject all or such excess portion of the additional premium. Any additional payment received by Lincoln Life shall be applied to repay any outstanding loans and to that extent shall not be treated as premium, unless the Owner specifically instructs Lincoln Life otherwise In Writing.

ALLOCATION OF NET PREMIUM PAYMENTS. Net Premium Payments may be allocated to the Fixed Account and Variable Sub-Accounts. All allocations of Net Premium Payments must be made in whole percentages and in aggregate must total 100%. Premium Payment will be allocated net of the Premium Load and Premium Tax charges, if any, as specified in SCHEDULE 1. All Net Premium Payments received before the end of the Right-to-Examine Period shall be allocated upon the expiration of the Right-to-Examine Period in accordance with the allocation percentages specified in the application. Subsequent Net Premium Payments shall be allocated on the same basis as the most recent Net Premium Payment unless Lincoln Life is otherwise instructed In Writing.

GRACE PERIOD. If on any Monthly Anniversary Day the Total Account Value is insufficient to cover the current Monthly Deduction, or if the amount of Indebtedness exceeds the Total Account Value, Lincoln Life shall send a notice In Writing to the Owner and any assignee of record. Such notice shall state the amount which must be paid to avoid termination. The Net Premium Payment due will be at least equal to (a) the amount by which the Monthly Deduction Amount exceeds the Total Account Value, or (b) the amount by which the Indebtedness exceeds the Total Account Value, and (c) enough additional premium to cover at least two additional months' Monthly Deductions.

LN935                                                                     Page 3

If the amounts set forth in the notice are not paid to Lincoln Life on or before the day that is the later of (a) 31 days after the date of mailing of the notice, and (b) 61 days after the Monthly Anniversary Day with respect to which such notice applies (together, the "Grace Period"), then the policy shall terminate. All coverage under the policy will then lapse without value.

REINSTATEMENT. After the policy has lapsed due to the failure to make a necessary payment before the end of an applicable Grace Period, the policy may be reinstated within 5 years provided (a) the policy has not been surrendered,
(b) there is an application for reinstatement In Writing, (c) satisfactory evidence of insurability is furnished to Lincoln Life, (d) enough premium is paid to keep the policy in force for at least 2 months, and (e) any indebtedness against the policy, increased by any loan interest is paid or reinstated. The reinstated policy shall be effective as of the Monthly Anniversary Day after the date on which Lincoln Life approves the application for reinstatement. The charges shown in Schedule 1 will be reinstated as of the Policy Year in which the policy lapsed.

                OWNERSHIP, ASSIGNMENT AND BENEFICIARY PROVISIONS

OWNER. The Owner on the Date of Issue will be designated in the POLICY SPECIFICATIONS. Unless otherwise stated in the application or later changed, this policy is owned by the Insured.

RIGHTS OF OWNER. While the Insured is alive, except as provided below and subject to any applicable state law, the Owner may exercise all rights and privileges under the policy including the right to: (a) release or surrender the policy to Lincoln Life, (b) agree with Lincoln Life to any change in or amendment to the policy, (c) transfer all rights and privileges to another person, (d) change the Beneficiary, and (e) assign the policy. If the policy is owned jointly, all rights granted by the policy must be made jointly.

The Owner may exercise any rights and privileges under the policy without the consent, subject to any applicable state law, of any designated Beneficiary if the Owner has reserved the right to change the Beneficiary. If there is an assignment of the policy recorded with Lincoln Life, the Owner may exercise the rights and privileges under the policy only with the consent of the recorded assignee.

Unless provided otherwise, if the Owner is a person other than the Insured and dies before the Insured, all of the rights and privileges of the Owner under the policy shall vest in the Owner's executors, administrators or assigns.

TRANSFER OF OWNERSHIP. The Owner may transfer all rights and privileges of the Owner. On the date of transfer, the transferee shall become the Owner and shall have all the rights and privileges of the Owner. The Owner may revoke any transfer before the date of transfer.

A transfer, or a revocation of transfer, shall be In Writing and shall take effect the later of the date of transfer specified by the Owner or the date it is recorded by Lincoln Life, and any payment made or any action taken or allowed by Lincoln Life before such time in reliance on the recorded ownership of the policy shall be without prejudice to Lincoln Life.

Unless otherwise directed by the Owner, with the consent of any assignee recorded with Lincoln Life, a transfer shall not affect the interest of any Beneficiary designated before the date of transfer.

ASSIGNMENT. Assignment of the policy shall be In Writing and shall be effective when Lincoln Life receives it. Lincoln Life shall not be responsible for the validity or sufficiency of any assignment. An assignment of the policy shall remain effective only so long as the assignment remains in force. If an assignment so provides, it shall transfer the interest of any designated transferee or of any Beneficiary if the Owner has reserved the right to change the Beneficiary.

BENEFICIARY. The Beneficiary on the Date of Issue shall be the person designated in the POLICY SPECIFICATIONS. Unless provided otherwise, the interest of any Beneficiary who dies before the Insured shall vest in the Owner or the Owner's executors, administrators or assigns.

LN935                                                                     Page 4
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CHANGE OF BENEFICIARY. The Beneficiary may be changed from time to time. Unless provided otherwise, the right to change the Beneficiary is reserved to the Owner. A request for change of Beneficiary shall be In Writing, signed by the Owner and, if the right to change the Beneficiary has not been reserved to the Owner, signed by the existing Beneficiary. A change of Beneficiary shall be effective, retroactive to the date of request, only when the change recorded by Lincoln Life. Any payment made or any action taken or allowed by Lincoln Life before such time in reliance on its records as to the identity of the Beneficiary shall be without prejudice to Lincoln Life.

                           VARIABLE ACCOUNT PROVISIONS

VARIABLE ACCOUNT AND VARIABLE SUB-ACCOUNTS. Assets invested on a variable basis are held in the separate account ("Variable Account") which is designated in the Definitions provision of the policy. The separate account was established by a resolution of Lincoln Life's Board of Directors as a "separate account" under the insurance law of the State of Indiana, Lincoln Life's state of domicile and is registered as a unit investment trust under the 1940 Act. The assets of the Variable Account (except assets in excess of the reserves and other contract liabilities of the Variable Account) shall not be chargeable with liabilities arising out of any other business conducted by Lincoln Life and the income, gains or losses from the Variable Account assets shall be credited or charged against the Variable Account without regard to the income, gains or losses of Lincoln Life. The Variable Account assets are owned and controlled exclusively by Lincoln Life, and Lincoln Life is not a trustee with respect to such assets.

The Variable Account is divided into Variable Sub-Accounts. The assets of each Variable Sub-Account shall be invested fully and exclusively in shares of the appropriate Fund for such Variable Sub-Account. The investment performance of each Variable Sub-Account shall reflect the investment performance of the appropriate Fund. For each Variable Sub-Account, Lincoln Life shall maintain Variable Accumulation Units as a measure of the investment performance of the Fund shares held in such Variable Sub-Account.

Subject to any vote by persons entitled to vote thereon under the 1940 Act, Lincoln Life may elect to operate the Variable Account as a management company instead of a unit investment trust under the 1940 Act or, if registration under the 1940 Act is no longer required, to deregister the Variable Account. In the event of such a change, Lincoln Life shall endorse the policy to reflect the change and may take any other necessary or appropriate action required to effect the change. Any changes in the investment policies of the Variable Account shall first be approved by the Indiana Insurance Commissioner and approved or filed, as required, in any other state or other jurisdiction where the policy was issued.

INVESTMENTS OF THE VARIABLE SUB-ACCOUNTS. All amounts allocated or transferred to a Variable Sub-Account will be used to purchase shares of the appropriate Fund. Each Fund Group shall at all times be registered under the 1940 Act as an open-end management investment company. The Funds available for investment and for which Variable Sub-Accounts have been established as of the Date of Issue are listed in the application for the policy. Lincoln Life, after due consideration of appropriate factors, may add additional Funds and Fund Groups at any time or may eliminate or substitute Funds or Fund Groups in accordance with FUND WITHDRAWAL AND SUBSTITUTED SECURITIES. Any and all distributions made by a Fund will be reinvested in additional shares of that Fund at net asset value. Deductions by Lincoln Life from a Variable Sub-Account will be made by redeeming a number of Fund shares at net asset value equal in total value to the amount to be deducted.

INVESTMENT RISK. Fund share values fluctuate, reflecting the risks of changing economic conditions and the ability of a Fund Group's investment adviser or sub-adviser to manage that Fund and anticipate changes in economic conditions. As to the Variable Account assets, the Owner bears the entire investment risk of gain or loss.

FUND WITHDRAWAL AND SUBSTITUTED SECURITIES. If a particular Fund ceases to be available for investment or Lincoln Life determines that further investment in the particular Fund is not appropriate in view of the purposes of the Variable Account (including without limitation that it is not appropriate in light of legal, regulatory or federal income tax considerations), Lincoln Life may withdraw the particular Fund as a possible investment in the Variable Account and may substitute shares of a new or different Fund for

LN935                                                                    Page 5
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shares of the withdrawn Fund. Lincoln Life shall obtain any necessary regulatory or other approvals. Lincoln Life may make appropriate endorsements to the policy to the extent reasonably required to reflect any withdrawal or substitution.

                            POLICY VALUES PROVISIONS

TOTAL ACCOUNT VALUE. The Total Account Value equals the sum of (i) the Fixed Account Value, (ii) the Variable Account Value, and (iii) the Loan Collateral Account. At any point in time, therefore, the Total Account Value reflects (a) Net Premium Payments made, (b) the amount of any partial surrenders, (c) any increases or decreases as a result of market performance in the Variable Sub-Accounts, (d) interest credited under the Fixed Account, (e) interest credited under the Loan Collateral Account, and (f) all expenses and fees as specified under SCHEDULE 1.

FIXED ACCOUNT VALUE. The Fixed Account value, if any, with respect to the policy, at any point in time, is equal to the sum of the Net Premium Payments allocated or other amounts (net of any charges) transferred to the Fixed Account plus interest credited to such account less the portion of the Monthly Deductions applied to the Fixed Account and less any partial surrenders or amounts transferred from the Fixed Account.

INTEREST CREDITED UNDER FIXED ACCOUNT. Lincoln Life will credit interest on a daily basis to the Fixed Account. The interest rate applied to the Fixed Account will be the greater of: (a) a compounded daily rate of 0.008099% (equivalent to a compounded annual rate of 3%), or (b) a rate determined by Lincoln Life from time to time. Such rate will be established on a prospective basis.

LOAN BALANCE. The Loan Balance, if any, with respect to the policy, is the amount of any outstanding loan(s), including any interest charged on the loan(s). (SEE LOAN PROVISIONS, LOAN BALANCE.)

INTEREST CREDITED UNDER LOAN COLLATERAL ACCOUNT. Lincoln Life will credit interest on a daily basis to the Loan Collateral Account. The interest rate applied to the Loan Collateral Account will be the greater of: (a) a compounded daily rate of 0.008099% (equivalent to a compounded annual rate of 3%), or (b) a rate determined by Lincoln Life from time to time. Such rate will be established on a prospective basis. (SEE LOAN PROVISIONS, LOAN COLLATERAL ACCOUNT.)

VARIABLE ACCOUNT VALUE. The Variable Account Value, if any, with respect to the policy, for any Valuation Period is equal to the sum of the then stated values of all Variable Sub-Accounts under the policy. The stated value of each Variable Sub-Account is determined by multiplying the number of Variable Accumulation Units, if any, credited or debited to such Variable Sub-Account with respect to the policy by the Variable Accumulation Unit Value of the particular Variable Sub-Account for such Valuation Period.

VARIABLE ACCUMULATION UNIT VALUE. Net Premium Payments, or portions thereof, allocated, or amounts transferred, to each Variable Sub-Account are converted into Variable Accumulation Units. The Variable Accumulation Unit value for a Variable Sub-Account for any Valuation Period after the inception of the Variable Sub-Account is determined as follows:

1. The total value of Fund shares held in each Variable Sub-Account is calculated by multiplying the number of Fund shares owned by the Variable Sub-Account at the beginning of the Valuation Period by the net asset value per share of the Fund at the end of the Valuation Period and adding any dividend or other distribution of the Fund made during the Valuation Period; minus

2. The liabilities of the Variable Sub-Account at the end of the Valuation Period; such liabilities include daily charges imposed on the Variable Sub-Account and may include a charge or credit with respect to any taxes paid or reserved for by Lincoln Life that Lincoln Life determines result from the operations of the Variable Account; and

3. The result of (1) minus (2) is divided by the number of Variable Accumulation Units for that Variable

LN935                                                                     Page 6
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     Sub-Account outstanding at the beginning of the Valuation Period.

The daily charges imposed on a Variable Sub-Account for any Valuation Period are equal to the daily M&E charge multiplied by the number of calendar days in the Valuation Period.

The Variable Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

COST OF INSURANCE. The Cost of Insurance is determined monthly. Such cost is calculated as (1), multiplied by the result of (2) minus (3), where:

(1)  is the Cost of Insurance Rate as described in COST OF INSURANCE RATES,

(2)  is the Death Benefit at the beginning of the policy month, and

(3) is the Total Account Value at the beginning of the policy month prior to the deduction for the monthly Cost of Insurance.

COST OF INSURANCE RATES. The Cost of Insurance Rates are determined from time to time by Lincoln Life based on its expectations of future mortality, investment earnings, persistency, and expenses (including taxes). Any adjustments will be made on a non-discriminatory basis. Any change in Cost of Insurance Rates will apply to all individuals of the same class as the Insured. The Cost of Insurance Rates shall not exceed the amounts described in SCHEDULE 2.

MONTHLY DEDUCTION. Each month, on the Monthly Anniversary Day, Lincoln Life will deduct the Monthly Deduction by withdrawing the amount from the Fixed and Variable Sub-Accounts in proportion to which the balances invested in such Fixed and Variable Sub-Accounts bear to the Total Account Value as of the date on which the deduction is made, unless otherwise agreed In Writing by Lincoln Life and the Owner. The Monthly Deduction for a policy month will be calculated as
(a) plus (b) where:

(a)  Is the Monthly Administrative Fee as described under SCHEDULE 1, and

(b) is the Cost of Insurance (as described in COST OF INSURANCE) and the cost of any supplemental riders or optional benefits.

BASIS OF COMPUTATIONS. The Cost of Insurance Rates are guaranteed to be no greater than that calculated based on the applicable 1980 Commissioners Standard Ordinary Mortality Table A (Age nearest birthday) as described in SCHEDULE 2.

All policy values are at least equal to that required by the jurisdiction in which the policy is delivered. A detailed statement of the method of computing values has been filed with the insurance supervisory official of that jurisdiction.

                          TRANSFER PRIVILEGE PROVISION

TRANSFER PRIVILEGE. At any time while the policy is in force (other than during the Right-to-Examine Period), the Owner has the right to transfer amounts among the Fixed and Variable Sub-Accounts then available under the policy. All such transfers are subject to the following provisions. Transfers may be made either In Writing, or electronically, if internet or telephone transfers have been previously authorized In Writing. Transfer requests must be received at the Administrator Mailing Address prior to the time of day set forth in the prospectus and provided the NYSE is open for business, in order to be processed as of the close of business on the date the request is received; otherwise, the transfer will be processed on the next business day the NYSE is open for business. Lincoln Life shall not be responsible for (a) any liability for acting in good faith upon any transfer instructions given by internet or telephone, or
(b) the

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authenticity of such instructions. A single transfer request, made either In
Writing or electronically, may consist of multiple transactions.

TRANSFERS WITHIN ACCOUNTS

Transfers of all or part of each Fund Account Value to any other Fund or to the Fixed Account Value may be made at any time. There will be no charge for the first 24 transfers within a Policy Year, but we reserve the right to charge a $25 administrative fee for each additional transfer within that Policy Year.

We reserve the right to restrict transfers of a portion of the Fixed Account Value to one or more of the Funds, to a period within forty-five days following the Policy Anniversary. Requests for transfers must be made In Writing. The transfer will be effective on the Valuation Date that the written request is received at the Administrator Mailing Address. The amount of such transfer cannot exceed the greater of 20% of the greatest amount in the Fixed Account Value during the prior 5 years or $1000.

Accumulation units for each Fund will be added to or subtracted from the total accumulation units for that Fund, based on each Fund's accumulation unit value at the end of the Valuation Date when request for such transfer is received by Us. A dollar amount will be added to or subtracted from the Fixed Account Value according to the terms of the request for transfer.

                    OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS

PROGRAM PARTICIPATION. The Owner may elect to participate in programs providing for Dollar Cost Averaging or automatic Rebalancing, currently without charge, but may participate in only one program at any time. Lincoln Life reserves the right to impose a charge under each program of up to $25 per transaction. A single transaction may consist of more than one transfer.

DOLLAR COST AVERAGING. Dollar Cost Averaging systematically transfers specified dollar amounts from the Money Market Sub-Account. Transfer allocations may be made to one or more of the other Sub-Accounts on a monthly or quarterly basis. Allocations may not be made to the same account from which funds are to be transferred. Transfers do not count against the free transfers available. Transfers may be elected at any time while the policy is in force.

Dollar Cost Averaging terminates automatically (a) if the value in the Money Market Sub-Account is insufficient to complete the next transfer; (b) one week after receipt at the Administrator Mailing Address of a request for termination In Writing, or electronically, if adequately authenticated; or (c) after 12 or 24 months (as elected on the application).

AUTOMATIC REBALANCING. Automatic Rebalancing periodically restores the percentage of policy value allocated to each Variable Sub-Account to a level pre-determined by the Owner (e.g. 20% Money Market, 50% Growth, 30% Utilities). The Fixed Account is not subject to rebalancing. The pre-determined level is the allocation initially selected on the application, until changed by the Owner. If Automatic Rebalancing is elected, all Net Premium Payments allocated to the Variable Sub-Accounts will be subject to Automatic Rebalancing.

                  NONFORFEITURE AND SURRENDER VALUE PROVISIONS

SURRENDER. Surrender of the policy is effective on the business day of receipt by Lincoln Life of the policy and a request for surrender In Writing, provided that at the time of such receipt the policy is in force.

SURRENDER VALUE. The amount payable on surrender of the policy (the "Surrender Value") shall be the Net Total Account Value less any accrued loan interest not yet charged.

The Surrender Value shall be paid by Lincoln Life in a lump sum or as provided under the OPTIONAL METHODS OF SETTLEMENT. Any deferment of payments by Lincoln Life will be subject to GENERAL PROVISIONS, DEFERMENT OF PAYMENTS.

LN935                                                                     Page 8
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CONTINUATION AFTER POLICY AGE 100. Unless otherwise agreed to by the Owner and
Lincoln Life, if the Insured is still living at Policy Age 100 and the policy has not lapsed or been surrendered, Lincoln Life will continue the policy in force until the Death Benefit Proceeds become payable or the policy is surrendered. The date the Insured reaches Policy Age 100, no further premium payments or Loans will be allowed and no further Monthly Deductions will be taken. The Death Benefit will be reduced to the Total Account Value. Interest will continue to be credited to the Total Account Value as defined in POLICY VALUES PROVISION, INTEREST CREDITED UNDER THE FIXED ACCOUNT. The Variable Account Value, if any, will be transferred to the Fixed Account on the next Policy Anniversary Day after the Insured becomes Policy Age 100. Interest will continue to be charged on the Loan Balance.

PARTIAL SURRENDER. A partial surrender may be made from the policy on any Valuation Day in accordance with the following as long as the policy is in force. A partial surrender must be requested In Writing or, if previously authorized, electronically. A partial surrender may only be made if the amount of the partial surrender, excluding the transfer fee as specified in SCHEDULE 1, is (a) not less than $500; and (b) not more than 90% of the Surrender Value of the policy as of the end of the Valuation Period ending on the Valuation Day on which the request is accepted by Lincoln Life. The amount of the partial surrender and the transfer fee shall be withdrawn from the Fixed Account and Variable Sub-Accounts in proportion to the balances invested in such Sub-Accounts, unless otherwise specified.

Any surrender results in a withdrawal of funds from all of the Fixed Account and Variable Sub-Accounts that have balances allocated to them. Any surrender from a Variable Sub-Account will result in the cancellation of Variable Accumulation Units which have an aggregate value on the date of the surrender equal to the total amount by which the Variable Sub-Account is reduced. The cancellation of such units will be based on the Variable Accumulation Unit value of the Variable Sub-Account determined at the close of the Valuation Period during which the surrender is effective.

 EFFECT OF PARTIAL SURRENDERS ON TOTAL ACCOUNT VALUE AND SPECIFIED AMOUNT. As of the end of the Valuation Day on which there is a partial surrender, the Total Account Value shall be reduced by the sum of (i) the amount of the partial surrender, plus (ii) the transfer fee specified in SCHEDULE 1. If DEATH BENEFIT OPTION 1 is in effect, a partial surrender will reduce the Total Account Value, the death benefit and the Specified Amount. If DEATH BENEFIT OPTION 2 is in effect, a partial surrender will reduce the Total Account Value and the death benefit. The Specified Amount will not be reduced. For DEATH BENEFIT OPTION 3, a partial surrender will reduce the Accumulated Premium Account (see NONFORFEITURE AND SURRENDER VALUE PROVISIONS, DEATH BENEFIT OPTION 3, ACCUMULATED PREMIUM ACCOUNT FOR DEATH BENEFIT OPTION 3) and the death benefit by the amount of the partial surrender. If the amount of the partial surrender exceeds the value of the Accumulated Premium Account, the Specified Amount will be reduced by the excess amount.

                                 LOAN PROVISIONS

POLICY LOANS. If the policy has Surrender Value, Lincoln Life will grant a loan against the policy provided: (a) a proper loan agreement is executed and (b) a satisfactory assignment of the policy to Lincoln Life is made. The loan may be taken for any amount such that the Loan Balance will not exceed 90% of the Net Total Account Value. The amount borrowed will be paid within seven days of Lincoln Life's receipt of such request, except as Lincoln Life may be permitted to defer the payment of amounts as specified under GENERAL PROVISIONS, DEFERMENT OF PAYMENTS.

The minimum loan amount is $500. Lincoln Life reserves the right to modify this amount in the future. Lincoln Life will withdraw such loan from the Fixed Account and Variable Sub-Accounts in proportion to the then current account values, unless the Owner instructs Lincoln Life otherwise In Writing.

LOAN BALANCE. The amount of any outstanding loans.

LOAN COLLATERAL ACCOUNT. When a loan is taken, an amount equal to the loan is transferred from the Variable Sub-Accounts and the Fixed Account on a proportional basis, unless otherwise indicated, to this

LN935                                                                     Page 9
account. The Interest Rate Credited on the Loan Collateral Account is shown on the Policy Specifications Page. The Loan Collateral Account is part of Lincoln Life's general account.

LOAN REPAYMENT. The outstanding loan balance may be repaid at any time during the lifetime of the Insured; however, the minimum loan repayment is $100 or the amount of the outstanding Indebtedness, if less. The Loan Balance and the Loan Collateral Account will be reduced by the amount of any loan repayment. Any repayment of Indebtedness, other than loan interest, will be allocated to the Fixed Account and Variable Sub-Accounts in the same proportion in which Net Premium Payments are currently allocated, unless the Owner and Lincoln Life agree otherwise In Writing.

INTEREST RATE CHARGED ON LOAN BALANCE. The interest rate charged on the Loan Balance is shown on the Policy Specifications page, and guaranteed not to exceed 4.25% in any Policy Year. Interest charged on the Loan Balance is payable annually on each Policy Anniversary or as otherwise agreed In Writing by the Owner and Lincoln Life. Such loan interest amount, if not paid, will be transferred out of the Fixed Account and Variable Sub-Accounts in proportion to the then current Net Total Account Value and into the Loan Collateral Account, unless both the Owner and Lincoln Life agree otherwise.

INDEBTEDNESS. The term "indebtedness" means money which is owed on the policy due to an outstanding loan and interest accrued thereon but not yet charged. Indebtedness is accounted for in the Loan Balance. A loan, whether or not repaid, will have a permanent effect on the Total Account Value and on the Death Benefit Proceeds. Any indebtedness at time of settlement will reduce the proceeds payable under the policy. A policy loan reduces the then current Net Total Account Value under the policy while repayment of a loan will cause an increase in the then current Net Total Account Value.

If at any time the total Indebtedness against the policy, including interest, equals or exceeds the then current Total Account Value, a notice will be sent at least 31 days before the end of the grace period to the Owner and to assignees, if any, that the policy will terminate unless the Indebtedness is repaid. The policy will thereupon terminate without value at the end of the grace period subject to the conditions in PREMIUM AND REINSTATEMENT PROVISIONS, GRACE PERIOD.

                          INSURANCE COVERAGE PROVISIONS

DATE OF COVERAGE. The date of coverage will be the Date of Issue provided the initial premium has been paid and the policy accepted by the Owner (a) while the Insured is alive, and (b) prior to any change in health and insurability as represented in the application.

For any insurance that has been reinstated, the date of coverage will be the Monthly Anniversary Day that coincides with or next follows the day the application for reinstatement is approved by Lincoln Life, provided the Insured is alive on such day. (SEE PREMIUM AND REINSTATEMENT PROVISIONS, REINSTATEMENT.)

TERMINATION OF COVERAGE. All coverage under the policy terminates on the first to occur of the following:

1.   Surrender of the policy;

2.   Death of the Insured; or

3. Failure to pay the amount of premium necessary to avoid termination before the end of any applicable Grace Period.

No action by Lincoln Life after such a termination of the policy, including any Monthly Deduction made after termination of coverage, shall constitute a reinstatement of the policy or waiver of the termination. Any such deduction will be refunded.

LN935                                                                    Page 10
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DEATH BENEFIT PROCEEDS. If the Insured dies while the policy is in force,
Lincoln Life shall pay Death Benefit Proceeds equal to the greater of (a) the Requested Death Benefit or (b) the Minimum Required Death Benefit, less any indebtedness (SEE SCHEDULE 3).

The Requested Death Benefit varies by Death Benefit Option as follows:

     DEATH BENEFIT OPTION 1:

     The Requested Death Benefit will be the Specified Amount on the date of death.

     DEATH BENEFIT OPTION 2:

     The Requested Death Benefit will be the Specified Amount plus the Total Account Value on the date of death.

     DEATH BENEFIT OPTION 3:

     The Requested Death Benefit will be the Specified Amount plus the Accumulated Premium Account on the date of death.

     ACCUMULATED PREMIUM ACCOUNT. The Accumulated Premium Account is the accumulation at the Accumulation Premium Account interest rate (as shown on the Policy Specifications), of all premiums paid, and withdrawals, but never less than zero or up to the Accumulation Premium maximum amount.

CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTION. Unless provided otherwise, a change in Specified Amount or Death Benefit Option may be requested at any time after the first Policy Year while the policy is in force, provided the request for change is In Writing and filed at the Administrator Mailing Address. All such changes are subject to the consent of Lincoln Life and the following conditions.

CHANGES IN SPECIFIED AMOUNT:

1. If a decrease in the Specified Amount is requested, the decrease will become effective on the Monthly Anniversary Day that coincides with or next follows the receipt of the request provided any requirements, as determined by Lincoln Life, are met.

     In such event, Lincoln Life will reduce the existing Specified Amount against the most recent increase first, then against the next most recent increases successively, and finally, against insurance provided under the original application; however, Lincoln Life reserves the right to limit the amount of any decrease so that the Specified Amount will not be less than the Minimum Specified Amount shown in the POLICY SPECIFICATIONS.

2.   If an increase in the Specified Amount is requested:

     (a) a supplemental application must be submitted and evidence of insurability of the Insured satisfactory to Lincoln Life must be furnished; and

     (b)  any other requirements as determined by Lincoln Life must be met.

     If Lincoln Life approves the request, the increase will become effective upon the Valuation Day that coincides with or next follows the date the request is approved by Lincoln Life.

CHANGES IN DEATH BENEFIT OPTION:

Any change in the Death Benefit option is subject to the following conditions:

LN935                                                                   Page 11
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Death Benefit changes are not allowed if the Specified Amount will be reduced below the Minimum Specified Amount.

The change will take effect on the Monthly Anniversary Day on or next following the date a request is received in writing.

Evidence of insurability may be required.

Lincoln Life will not allow a decrease in the amount of insurance below the minimum amount required to maintain the contract as a life insurance policy under the Internal Revenue Code.

The following changes are allowed:

1.   Change from Option 1 to 2

     Changes from Option 1 to 2 will be allowed at any time. The Specified Amount will be reduced to equal the Specified Amount less the Total Account Value at the time of the change.

2.   Change from Option 2 to Option 1:

     Changes from Option 2 to 1 will be allowed at any time. The new Specified Amount will equal the Specified Amount plus the Total Account Value at the time of the change.

3.   Change from Option 3 to 1

     Changes from Option 3 to 1 will be allowed at any time. The Specified Amount will be increased to equal the Specified Amount prior to the change, plus the Accumulated Premium Account at the time of the change.

4. With respect to changes described in 1 through 3 above, the effective date of the change will be the Monthly Anniversary Day that coincides with or next follows the date the request is received at the Administrator Mailing Address.

                               GENERAL PROVISIONS

THE POLICY. The policy and the application for the policy constitute the entire contract between the parties. All statements made in the application shall, in the absence of fraud, be deemed representations and not warranties. No statement may be used in defense of a claim under the policy unless it is contained in the application and a copy of the application is attached to the policy when issued.

Only the President, a Vice President, an Assistant Vice President, a Secretary, a Director or an Assistant Director of Lincoln Life may execute or modify the policy.

The policy is executed at the Administrator Mailing Address located on the front cover of the policy.

NON-PARTICIPATION.  The policy is not entitled to share in surplus distribution.

NOTICE OF CLAIM. Due Proof of Death must be furnished to Lincoln Life as soon as reasonably practicable after the death of the Insured. Such notice shall be given to Lincoln Life In Writing by or on behalf of the Owner.

PAYMENT OF PROCEEDS. Proceeds, as used in the policy, means the amount payable
(a) upon the surrender of the policy, or (b) upon the Insured's death.

LN935                                                                    Page 12

The amount payable upon receipt of Due Proof of Death will be the Death Benefit Proceeds as of the date of death. (SEE INSURANCE COVERAGE PROVISIONS, DEATH BENEFIT PROCEEDS.) Death Benefit Proceeds are payable from the Administrator Mailing Address upon the Insured's death subject to the receipt of Due Proof of Death and will include interest as required by any applicable state law. If the death occurs during the GRACE PERIOD, Lincoln Life will pay the Death Benefit Proceeds for the Death Benefit Option in effect immediately prior to the GRACE PERIOD, reduced by any due Monthly Deductions.

If the policy is surrendered, the proceeds will be the Surrender Value described in NONFORFEITURE AND SURRENDER VALUE PROVISIONS.

The proceeds are subject to the further adjustments described in the following provisions:

1.   Misstatement of Age;

2.   Suicide; and

3.   Incontestability.

When settlement is made, Lincoln Life may require return of the policy. Proceeds will be paid in a lump sum unless an Optional Method of Settlement is elected.

DEFERMENT OF PAYMENTS. Any amounts payable as a result of loans, surrender, or partial surrenders will be paid within 7 days of Lincoln Life's receipt of such request. However, payment of amounts from the Variable Sub-Accounts may be postponed when the NYSE is closed or when the SEC declares an emergency. Additionally, Lincoln Life reserves the right to defer the payment of such amounts from the Fixed Account for a period not to exceed 6 months from the date written request is received by Lincoln Life; during any such deferred period, the amount payable will bear interest as required by law.

MISSTATEMENT OF AGE. If the age of the Insured is misstated, Lincoln Life will adjust all benefits to the amounts that would have been purchased for the correct age according to the basis specified in SCHEDULE 2.

SUICIDE. If the Insured commits suicide, while sane or insane, within 2 years from the Date of Issue, the Death Benefit Proceeds will be limited to a refund of premiums paid, less (a) any Indebtedness against the policy and (b) the amount of any partial surrenders. If the Insured commits suicide, while sane or insane, within 2 years from the date of any increase in the Specified Amount, the Death Benefit Proceeds with respect to such increase will be limited to a refund of the monthly charges for the cost of such additional insurance and the amount of insurance will be limited to the amount of Death Benefit Proceeds applicable before such increase was made provided that the increase became effective at least 2 years from the Date of Issue of the policy.

INCONTESTABILITY. Except for nonpayment of Monthly Deductions, the policy will be incontestable after it has been in force during the lifetime of the Insured for 2 years from its Date of Issue. This means that Lincoln Life will not use any misstatement in the application to challenge a claim or avoid liability after that time. Any increase in the Specified Amount effective after the Date of Issue will be incontestable only after such increase has been in force for 2 years during the lifetime of the Insured.

The basis for contesting an increase in Specified Amount will be limited to material misrepresentations made in the supplemental application for the increase. The basis for contesting after reinstatement will be (a) limited for a period of 2 years from the date of reinstatement and (b) limited to material misrepresentations made in the reinstatement application.

ANNUAL REPORT. Lincoln Life will send a report to the Owner at least once a year without charge. The report will show the Total Account Value as of the reporting date and the amounts deducted from or added to the Total Account Value since the last report. The report will also show (a) the current Death Benefit

LN935                                                                    Page 13

Proceeds, (b) the current policy values, (c) premiums paid and all deductions made since the last report, and (d) outstanding policy loans.

PROJECTION OF BENEFITS AND VALUES. Lincoln Life will provide a projection of illustrative future Death Benefit Proceeds and values to the Owner at any time upon written request and payment of a service fee, if any.

CHANGE OF PLAN. The policy may be exchanged for another policy only if Lincoln Life consents to the exchange and all requirements for the exchange as determined by Lincoln Life are met.

POLICY CHANGES - APPLICABLE LAW. The policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code in order for the Owner to receive the tax treatment accorded to life insurance under Federal law. Therefore, to maintain this qualification to the maximum extent permitted by law, Lincoln Life reserves the right to return any premium payments that would cause the policy to fail to qualify as life insurance under applicable tax law as interpreted by Lincoln Life. Further, Lincoln Life reserves the right to make changes in the policy or to make distributions from the policy to the extent it deems necessary, in its sole discretion, to continue to qualify the policy as life insurance. Any such changes will apply uniformly to all policies that are affected. The Owner will be given advance written notice of such changes.

LN935                                                                    Page 14

                         OPTIONAL METHODS OF SETTLEMENT

This rider is made part of the policy to which it is attached as of the Date of Issue. Upon written request, the Company will agree to pay in accordance with any one of the options shown below all or part of the net proceeds that may be payable under the policy.

While the Insured is alive, the request, including the designation of the payee, may be made by the Owner. Unless the Owner has previously elected a settlement option, at the time a Death Benefit becomes payable under the policy, the request, including the designation of the payee, may then be made by the Beneficiary. Once Income Payments have begun, the policy cannot be surrendered and the payee cannot be changed, nor can the settlement option be changed.

PAYMENT DATES. The first Income Payment under the settlement option selected will become payable on the date proceeds are settled under the option. Subsequent payments will be made on the first day of each month in accordance with the manner of payment selected.

MINIMUM PAYMENT AMOUNT. The settlement option elected must result in an Income Payment at least equal to the minimum payment amount in accordance with the Company's rules then in effect. If at any time payments are less than the minimum payment amount, the Company has the right to change the frequency to an interval that will provide the minimum payment amount. If any amount due is less than the minimum per year, the Company may make other arrangements that are equitable.

INCOME PAYMENTS. Income Payments will remain constant pursuant to the terms of the settlement option(s) selected. The amount of each Income Payment shall be determined in accordance with the terms of the settlement option and the table(s) set forth in this rider, as applicable. The mortality table used is the Annuity 2000 Table and 3% interest. In determining the settlement amount, the settlement age of the payee will be reduced by one year when the first installment is payable during 2010-2019, reduced by two years when the first installment is payable during the decade 2020-2029, and so on.

FIRST OPTION: LIFE ANNUITY. An annuity payable monthly to the payee during the lifetime of the payee, ceasing with the last payment due prior to the death of the payee.

SECOND OPTION: LIFE ANNUITY WITH CERTAIN PERIOD. An annuity providing monthly income to the payee for a fixed period of 60, 120, 180, or 240 months (as selected), and for as long thereafter as the payee shall live.

THIRD OPTION: ANNUITY CERTAIN. An amount payable monthly for the number of years selected which may be from 5 to 30 years.

FOURTH OPTION: AS A DEPOSIT AT INTEREST. The Company will retain the proceeds while the payee is alive and will pay interest annually thereon at a rate of not less than 3% per year. Upon the payee's death, the amount on deposit will be paid.

EXCESS INTEREST. At the sole discretion of the Company, excess interest may be paid or credited from time to time in addition to the payments guaranteed under any Optional Method of Settlement.

ADDITIONAL OPTIONS. Any proceeds payable under the policy may also be settled under any other method of settlement offered by the Company at the time of the request.

                                     THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                                                          /s/ Jon A. Boscia

                                                              PRESIDENT

LR521                                                                     Page 1

LIFE ANNUITY AND LIFE ANNUITY WITH CERTAIN PERIOD TABLE FOR EACH $1,000 APPLIED - MALE
------------------------------------------------------------------------------------------------------------------------------------
  SETTLEMENT              NUMBER OF            SETTLEMENT              NUMBER OF             SETTLEMENT             NUMBER OF
    AGE OF           INSTALMENTS CERTAIN         AGE OF           INSTALMENTS CERTAIN          AGE OF          INSTALMENTS CERTAIN
PAYEE NEAREST                                PAYEE NEAREST                                 PAYEE NEAREST
   BIRTHDAY        60    120    180    240      BIRTHDAY        60    120    180    240       BIRTHDAY       60    120    180    240
------------------------------------------------------------------------------------------------------------------------------------
        LIFE                                         LIFE                                          LIFE
AGE   ANNUITY                                AGE   ANNUITY                                 AGE   ANNUITY
 10     2.84     2.84   2.84   2.84   2.84    35     3.35     3.35   3.34   3.34   3.33     60      4.98    4.95  4.88   4.75   4.56
 11     2.85     2.85   2.85   2.85   2.85    36     3.38     3.38   3.38   3.37   3.36     61      5.10    5.07  4.99   4.84   4.62
 12     2.87     2.87   2.86   2.86   2.86    37     3.42     3.42   3.41   3.40   3.39     62      5.23    5.20  5.11   4.93   4.69
 13     2.88     2.88   2.88   2.88   2.87    38     3.46     3.46   3.45   3.44   3.42     63      5.37    5.34  5.23   5.03   4.75
 14     2.89     2.89   2.89   2.89   2.89    39     3.50     3.49   3.49   3.48   3.46     64      5.53    5.48  5.35   5.13   4.82

 15     2.91     2.91   2.91   2.90   2.90    40     3.54     3.54   3.53   3.52   3.50     65      5.69    5.64  5.49   5.23   4.88
 16     2.92     2.92   2.92   2.92   2.91    41     3.58     3.58   3.57   3.56   3.53     66      5.86    5.80  5.62   5.33   4.94
 17     2.94     2.94   2.93   2.93   2.93    42     3.63     3.62   3.62   3.60   3.57     67      6.04    5.98  5.77   5.43   5.00
 18     2.95     2.95   2.95   2.95   2.94    43     3.68     3.67   3.66   3.64   3.62     68      6.24    6.16  5.92   5.53   5.06
 19     2.97     2.97   2.97   2.96   2.96    44     3.73     3.72   3.71   3.69   3.66     69      6.45    6.35  6.07   5.63   5.11

 20     2.99     2.99   2.98   2.98   2.98    45     3.78     3.77   3.76   3.74   3.70     70      6.67    6.56  6.23   5.73   5.16
 21     3.00     3.00   3.00   3.00   2.99    46     3.83     3.83   3.81   3.79   3.75     71      6.91    6.78  6.39   5.83   5.21
 22     3.02     3.02   3.02   3.02   3.01    47     3.89     3.88   3.87   3.84   3.80     72      7.16    7.00  6.56   5.93   5.25
 23     3.04     3.04   3.04   3.04   3.03    48     3.95     3.94   3.93   3.89   3.85     73      7.43    7.25  6.73   6.02   5.29
 24     3.06     3.06   3.06   3.06   3.05    49     4.01     4.01   3.99   3.95   3.90     74      7.72    7.50  6.90   6.11   5.33

 25     3.08     3.08   3.08   3.08   3.07    50     4.08     4.07   4.05   4.01   3.95     75      8.02    7.77  7.08   6.20   5.36
 26     3.10     3.10   3.10   3.10   3.09    51     4.15     4.14   4.11   4.07   4.00     76      8.35    8.05  7.26   6.28   5.39
 27     3.13     3.13   3.12   3.12   3.11    52     4.22     4.21   4.18   4.13   4.06     77      8.70    8.34  7.43   6.36   5.41
 28     3.15     3.15   3.15   3.14   3.14    53     4.30     4.29   4.26   4.20   4.12     78      9.08    8.65  7.61   6.43   5.43
 29     3.17     3.17   3.17   3.17   3.16    54     4.38     4.37   4.33   4.27   4.18     79      9.48    8.98  7.78   6.49   5.45

 30     3.20     3.20   3.20   3.19   3.19    55     4.46     4.45   4.41   4.34   4.24     80      9.91    9.31  7.95   6.55   5.46
 31     3.23     3.23   3.22   3.22   3.21    56     4.55     4.54   4.50   4.42   4.30     81     10.38    9.66  8.11   6.60   5.47
 32     3.26     3.25   3.25   3.25   3.24    57     4.65     4.63   4.58   4.50   4.36     82     10.87   10.02  8.27   6.65   5.48
 33     3.28     3.28   3.28   3.28   3.27    58     4.75     4.73   4.68   4.58   4.43     83     11.39   10.40  8.42   6.69   5.49
 34     3.32     3.31   3.31   3.31   3.30    59     4.86     4.84   4.78   4.66   4.49     84     11.95   10.78  8.56   6.72   5.50

                                                                                            85     12.55   11.16  8.69   6.75   5.50

LR521                                                                     Page 2

LIFE ANNUITY AND LIFE ANNUITY WITH CERTAIN PERIOD TABLE FOR EACH $1,000 APPLIED - FEMALE
------------------------------------------------------------------------------------------------------------------------------------
  SETTLEMENT              NUMBER OF            SETTLEMENT              NUMBER OF             SETTLEMENT             NUMBER OF
    AGE OF           INSTALMENTS CERTAIN         AGE OF           INSTALMENTS CERTAIN          AGE OF          INSTALMENTS CERTAIN
PAYEE NEAREST                                PAYEE NEAREST                                 PAYEE NEAREST
   BIRTHDAY        60    120    180    240      BIRTHDAY        60    120    180    240       BIRTHDAY       60    120    180    240
------------------------------------------------------------------------------------------------------------------------------------
        LIFE                                         LIFE                                          LIFE
AGE   ANNUITY                                AGE   ANNUITY                                 AGE   ANNUITY
 10     2.78     2.78   2.78   2.78   2.78   35      3.22     3.22   3.22   3.21   3.21     60      4.59    4.58  4.54   4.46   4.35
 11     2.79     2.79   2.79   2.79   2.79   36      3.25     3.25   3.24   3.24   3.23     61      4.69    4.68  4.63   4.56   4.42
 12     2.81     2.81   2.81   2.80   2.80   37      3.28     3.28   3.27   3.27   3.26     62      4.80    4.79  4.73   4.64   4.49
 13     2.82     2.82   2.82   2.82   2.81   38      3.31     3.31   3.30   3.30   3.29     63      4.92    4.90  4.84   4.73   4.57
 14     2.83     2.83   2.83   2.83   2.83   39      3.34     3.34   3.34   3.33   3.32     64      5.04    5.02  4.95   4.83   4.84

 15     2.84     2.84   2.84   2.84   2.84   40      3.38     3.37   3.37   3.36   3.35     65      5.18    5.15  5.07   4.93   4.71
 16     2.85     2.85   2.85   2.85   2.85   41      3.41     3.41   3.41   3.40   3.39     66      5.32    5.29  5.20   5.03   4.78
 17     2.87     2.87   2.87   2.87   2.86   42      3.45     3.45   3.44   3.44   3.42     67      5.48    5.44  5.33   5.14   4.85
 18     2.88     2.88   2.88   2.88   2.88   43      3.49     3.49   3.48   3.47   3.46     68      5.64    5.60  5.47   5.25   4.92
 19     2.90     2.90   2.89   2.89   2.89   44      3.53     3.53   3.52   3.51   3.50     69      5.82    5.77  5.62   5.36   4.99

 20     2.91     2.91   2.91   2.91   2.91   45      3.57     3.57   3.57   3.55   3.54     70      6.01    5.95  5.78   5.47   5.05
 21     2.93     2.93   2.92   2.92   2.92   46      3.62     3.62   3.61   3.60   3.58     71      6.21    6.15  5.94   5.58   5.11
 22     2.94     2.94   2.94   2.94   2.94   47      3.67     3.67   3.66   3.64   3.62     72      6.44    6.36  6.11   5.70   5.17
 23     2.96     2.96   2.96   2.96   2.95   48      3.72     3.72   3.71   3.69   3.67     73      6.68    6.59  6.29   5.81   5.22
 24     2.98     2.97   2.97   2.97   2.97   49      3.77     3.77   3.76   3.74   3.71     74      6.94    6.83  6.48   5.92   5.27

 25     2.99     2.99   2.99   2.99   2.99   50      3.83     3.82   3.81   3.79   3.76     75      7.22    7.09  6.67   6.03   5.31
 26     3.01     3.01   3.01   3.01   3.01   51      3.89     3.88   3.87   3.85   3.81     76      7.53    7.36  6.86   6.13   5.35
 27     3.03     3.03   3.03   3.03   3.02   52      3.95     3.94   3.93   3.90   3.86     77      7.86    7.65  7.06   6.22   5.38
 28     3.05     3.05   3.05   3.05   3.04   53      4.01     4.01   3.99   3.96   3.92     78      8.21    7.97  7.26   6.31   5.40
 29     3.07     3.07   3.07   3.07   3.06   54      4.08     4.08   4.06   4.02   3.97     79      8.60    8.30  7.46   6.40   5.43

 30     3.09     3.09   3.09   3.09   3.09   55      4.15     4.15   4.13   4.09   4.03     80      9.02    8.65  7.66   6.47   5.45
 31     3.12     3.12   3.11   3.11   3.11   56      4.23     4.22   4.20   4.16   4.09     81      9.48    9.02  7.86   6.54   5.46
 32     3.14     3.14   3.14   3.14   3.13   57      4.31     4.30   4.28   4.23   4.15     82      9.97    9.41  8.05   6.59   5.48
 33     3.17     3.17   3.16   3.16   3.16   58      4.40     4.39   4.36   4.30   4.22     83     10.50    9.82  8.23   6.64   5.49
 34     3.19     3.19   3.19   3.19   3.18   59      4.49     4.48   4.45   4.38   4.29     84     11.08   10.24  8.40   6.69   5.49

                                                                                            85     11.70   10.67  8.55   6.73   5.50

ANNUITY CERTAIN TABLE FOR EACH $1,000 APPLIED
------------------------------------------------------------------------------------------------------------------------------------
NUMBER OF YEARS        AMOUNT OF EACH         NUMBER OF YEARS        AMOUNT OF EACH       NUMBER OF YEARS        AMOUNT OF EACH
 DURING WHICH            INSTALMENT            DURING WHICH            INSTALMENT          DURING WHICH            INSTALMENT
  INSTALMENTS                                   INSTALMENTS                                 INSTALMENTS
 WILL BE PAID       ANNUAL        MONTHLY      WILL BE PAID       ANNUAL        MONTHLY    WILL BE PAID       ANNUAL        MONTHLY
------------------------------------------------------------------------------------------------------------------------------------
      5            $211.99         $17.91           12            $97.54          $8.24          19           $67.78          $5.73
      6             179.22          15.14           13             91.29           7.71          20            65.26           5.51
      7             155.83          13.16           14             85.95           7.26          25            55.76           4.71
      8             138.31          11.68           15             81.33           6.87          30            49.53           4.18
      9             124.69          10.53           16             77.29           6.53
     10             113.82           9.61           17             73.74           6.23
     11             104.93           8.86           18             70.59           5.96
------------------------------------------------------------------------------------------------------------------------------------

LR521                                                                     Page 3

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

             Non-Participating Variable life insurance payable upon
                     maturity date or death of the Insured.
                            Adjustable Death Benefit.
              Surrender Value payable upon surrender of the policy.
      Flexible premiums payable to when the Insured reaches Policy Age 100.
                Investment results reflected in policy benefits.
              Premium Payments and Supplementary Coverages as shown
                          in the Policy Specifications.

LN935